REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Guggenheim Strategic Opportunities Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the financial statements of Guggenheim Strategic Opportunities Fund (the Fund) as of and for the periods ended May 31, 2016 incorporated by reference in this Registration Statement (Form N-2) (Amendment No. 17 to File No. 811-21982), and have expressed an unqualified opinion therein dated July 28, 2016. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the financial statements of the Fund for the years ended May 31, 2015, 2014, 2013, and 2012 (which are not included in this Registration Statement), and have expressed unqualified opinions on those financial statements. The senior securities table has been subjected to audit procedures performed in conjunction with the audits of Guggenheim Strategic Opportunities Fund’s financial statements. Such information is the responsibility of the Fund’s management.

Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP

McLean, Virginia
September 1, 2016